EXHIBIT 10.2

PREEMPTIVE RIGHTS AGREEMENT

This Preemptive Rights Agreement (the “Agreement”) is entered into as of December 1, 2014 by and among (a) BluePhoenix Solutions Ltd., an Israeli corporation (the “Acquiror”), and (b) Mindus Holdings, LTD (the “Shareholder”).

RECITALS

The Acquiror, Modern Systems Corporation (f/k/a BluePhoenix Solutions, Inc.), a Delaware corporation and an indirect, wholly owned subsidiary of Acquirer (“Parent”), BP-AT Acquisition LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”); Sophisticated Business Systems, Inc., a Texas corporation doing business as Ateras (“Target”) and the Shareholders have entered into an Agreement and Plan of Merger dated as of August 13, 2014, as amended (the “Merger Agreement”), which provides for the acquisition of Target by the Acquiror through a merger (the “Merger”) of Sub with and into Target and the issuance by the Acquiror of Acquiror’s Ordinary Shares, par value NIS 0.04 per share (“Acquiror Stock”), to the shareholder of Target, including the Shareholder, in consideration of the shares of Target (the “Target Shares”) exchanged by the shareholders of Target in the Merger. As a condition to the closing of the Merger, and subject to consent of the Foreign Parent's shareholders to this Agreement and to the amendment of the Acquiror’s Articles of Association enabling the rights granted herein in accordance with applicable law, the Shareholder desires to obtain and the Acquiror has agreed to grant certain preemptive rights to Shareholder with respect to any shares of Acquiror Stock held by Shareholder.

AGREEMENT

The parties hereby agree as follows:

1. Preemptive Rights.

1.1 Subject to applicable securities laws, Shareholder shall have a right to purchase its pro rata share of all Equity Securities, as defined below, that Acquiror may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 1.6 hereof. Shareholder’s pro rata share is equal to the ratio of (a) the number of shares of Acquiror Stock of which Shareholder is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of outstanding shares of Acquiror Stock (including all shares of Acquiror Stock issuable upon exercise or conversion or otherwise pursuant to any Vested Foreign Parent Option that is outstanding or otherwise in effect at such time) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (a) any shares of Acquiror Stock, (b) any other shares of stock issued by the Acquiror, (c) any other securities of the Acquiror or any of its subsidiaries convertible into, or exchangeable or exercisable for, such shares, or (d) options, warrants or other rights to acquire any such shares and the term “Vested Foreign Parent Option” shall mean any options, restricted stock units, securities convertible into or exchangeable for Acquiror Stock outstanding on August 5, 2014, and which remain outstanding, for which the rights of the holders to exercise were fully vested on August 5, 2014, but expressly excluding any warrants or anti-dilution rights (and Acquiror Stock issued pursuant to or upon the exercise thereof) held by or for the benefit of Prescott Group Aggressive Small Cap Master Fund G.P., Prescott Group Capital Management LLC or any affiliate, assignee or successor thereof.

1.2 Exercise of Rights. Until termination of the rights hereunder, as set forth in Section 1.4 below, if Acquiror proposes to issue any Equity Securities, it shall give Shareholder written notice of its intention, describing the Equity Securities, the price, the proposed issuance date and the terms and conditions upon which Acquiror proposes to issue the same and the number of Equity Securities that the Shareholder has the right to purchase under this Agreement. Shareholder shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to Acquiror and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, Acquiror shall not be required to offer or sell such Equity Securities to Shareholder if such offer or sale would cause Acquiror to be in violation of applicable federal securities laws and/or of the Israeli Companies law and/or any other applicable law and/or the Acquiror’s Articles of Association, by virtue of such offer or sale. Notwithstanding anything herein to the contrary, Shareholder’s rights under this Agreement shall be exercisable only with respect to all (and not a portion of) of Shareholder’s pro rata share.

1.3 Sale Without Notice. In lieu of giving notice to the Shareholder prior to the issuance of Equity Securities as provided in Section 1.2, Acquiror may elect to give notice to each Shareholder within ten (10) days after the issuance of Equity Securities. Such notice shall describe the type, price and terms of the Equity Securities issued thereby and the number of Equity Securities that the Shareholder has the right to purchase under this Agreement. Subject to all applicable law and required consents, Shareholder shall have twenty (20) days from the date of receipt of such notice to elect, by written notice to the Acquiror, to purchase up to the number of shares that would, if purchased by Shareholder, maintain Shareholder’s pro rata share (as set forth in Section 1.1) of Acquiror Stock. The closing of such sale shall occur within sixty (60) days of the date of notice to the Shareholder or at such later date if so required subject to applicable law.

1.4 Termination of Preemptive Rights. The preemptive rights established by this Section 1 shall not apply to, and shall terminate upon the earlier to occur of (a) three years following the date of this Agreement or (b) an Acquisition. “Acquisition” shall mean any consolidation or merger of the Acquiror with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Acquiror immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization. The preemptive rights established by this Section 1 may be amended, or any provision waived with and only with the written consent of Acquiror and the Shareholder.

1.5 No Assignment of Preemptive rights. The preemptive rights of Shareholder may be not be assigned by the Shareholder.

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1.6 Excluded Securities. The preemptive rights established by this Section 1 shall have no application to any of the following:

(a) Ordinary shares and/or options, warrants or other ordinary share purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to Acquiror or any subsidiary, pursuant to stock purchase or stock option plans, RSU award plans or other arrangements and incentive plans adopted by the Acquiror;

(b) Shares of Acquiror Stock issued or issuable pursuant to any rights or agreements, options, warrants, restricted share units, or convertible securities outstanding and vested as of August 5, 2014; and shares of Acquiror Stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the preemptive rights established by this Section 1 were complied with, waived, or were inapplicable pursuant to any provision of this Section 1.6 with respect to the initial sale or grant by Acquiror of such rights or agreements;

(c) any Equity Securities issued pursuant to a merger, consolidation, acquisition or similar business combination;

(d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by Acquiror;

(e) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution;

(f) any Equity Securities issued in connection with strategic transactions involving Acquiror and other entities, including, without limitation, (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements, provided such transaction is approved by Acquiror’s Board of Directors, including Scott Miller, so long as he is serving on the Board of Directors; and

(g) any Equity Securities issued in connection with the Merger Agreement.

2. Miscellaneous.

2.1 Amendments and Waivers. Subject to applicable law and any consent required thereunder, any term of this Agreement may be amended or waived with the written consent of the Acquiror and the Shareholder. Any amendment or waiver effected in accordance with this Section 2.1 shall be binding upon the parties and their respective successors and assigns.

2.2 Successors and Assigns. Subject to the provisions of Section 1.5, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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2.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law.

2.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

2.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

2.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

2.8 Entire Agreement. This Agreement is the product of all of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled. Notwithstanding, in the event of any contradiction between the terms of this Agreement and the Acquiror’s Articles of Association, the terms of the Acquiror’s Articles of Association shall prevail.

2.9 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

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2.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to a Shareholder, shall be cumulative and not alternative.

2.11 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

[Signature Page Follows]

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The parties have executed this Agreement as of the date first above written.

ACQUIROR:

BluePhoenix Solutions Ltd.,

By:	/s/ Matt Bell
Title:	CEO

Address:	601 E Union Street
Suite 4616
Seattle, Washington 98101

SHAREHOLDER:

Mindus Holdings, LTD

By:	/s/ Scott D. Miller
Name:	Scott D. Miller
Title:

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